Exhibit 4.44

Column A

Column B

Column C

Re: Tax Payables

Dear Column D:

In connection with that certain Loan Agreement, Equity Pledge Agreement and Exclusive Business Cooperation Agreement entered into among Column B, Shanghai Rampage Shopping Co., Ltd. (“Rampage Shopping”) and Rampage Trading (Shanghai) Co., Ltd. on the date hereof (the “Agreements”), Rampage Shopping will reimburse Column B for any and all taxes payable by Column B arising from the transactions contemplated under the Agreements.

Sincerely,

Shanghai Rampage Shopping Co., Ltd.

[seal: Shanghai Rampage Shopping Co., Ltd.]

AGREED TO AND ACCEPTED BY:

/s/ Column B
(Signature of Column B)

By:	Column B

	Column A	Column B	Column C	Column D
1	Feb 10, 2012	Sang Xiaobing	Room 203, Building 2, No. 11, Tongqu Lane, Wucheng Disctrict, Jinhua, Zhejiang Province, China	Mr. Sang
2	Nov 8, 2013	Huang Wei ling	Room 303, No. 12, Wannansi Village, Xuhui District, Shanghai, China	Ms. Huang
3	Sep 17, 2010	Liu Guisheng	Room 601, No. 6, Lane 157 Zhenhua Road Shanghai, China	Mr. Liu